Exhibit 99.1

NEWS RELEASE

Release No. 107-06-11

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR RELEASE AT 8 A.M. FRIDAY, JUNE 17, 2011

LP Purchases Final Ownership Interest in Brazil Oriented Strand Board Plant from Masisa

NASHVILLE, Tenn. (June 17, 2011) – Louisiana-Pacific Corporation (LP) (NYSE:LPX) announced today its subsidiary, LP South America (LPSA), acquired the remaining 25 percent equity interest in LP-Brasil OSB Industria e Comercio S.A. (LP Brasil) from Masisa do Brasil LTDA (Masisa-Brasil), a subsidiary of Masisa S.A. in Chile. LP Brasil operates the oriented strand board (OSB) plant located in Ponta Grossa, Parana, Brazil.

In 2008, LPSA entered into a joint venture agreement with Masisa-Brasil in which LPSA bought 75 percent of the plant and related assets. The purchase agreement included a put/call option for the remaining Masisa ownership. On May 12, 2011, Masisa exercised its option to sell its ownership.

LPSA’s acquisition of the remaining 25 percent interest was completed for a purchase price of $24 million, including working capital. The acquisition was funded with $19.5 million of cash on hand and $4.5 million of borrowings under a short-term credit facility with a Chilean bank. LP-Brasil expects to borrow approximately $10 million under a term loan from a Brazilian bank in the near future to replenish its South American cash balance.

“The completion of this purchase is an important next step in our strategic focus on growing business in South America,” said Rick Olszewski, LP’s executive vice president of sales and president of LPSA.

LOUISIANA-PACIFIC CORPORATION

414 Union Street Suite 2000	Nashville, TN 37129	T 615.986.5600	F 615.986.5666	WWW.LPCORP.COM

Olszewski continued, “We have enjoyed a rewarding partnership with Masisa over the last three years of the joint venture. The Brazilian operation has continued to improve and offers strong potential for the future. The Ponta Grossa operations position us to help satisfy the growing need for structural panels in South America and to support the burgeoning demand for affordable housing in Brazil.”

The Ponta Grossa OSB plant was placed in service in 2003 and has an annual production capacity of 390 million square feet. LPSA also owns two OSB mills in Chile with a combined annual production capacity of 290 million square feet.

About LP

Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.

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